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                        August 31, 1995




Barnett Banks, Inc.
50 North Laura Street
Jacksonville, Florida  32202


Ladies and Gentlemen:


        We refer to the registration statement (the "Registration
Statement") of Barnett Banks, Inc. ("Barnett") on Form S-4 filed with the Securities and Exchange Commission on July 21, 1995, as amended, covering the registration under the Securities Act of 1933, as amended, of up to 400,100 shares (the "Shares) of common stock of Barnett, $2.00 par value. The Shares are to be issued to the shareholders of Community Bank of the Islands ("Community Bank") upon consummation of the merger of Interim Bank of the Islands ("Merger Corporation") with and into Community Bank, a state bank organized and existing under the Florida Banking Code, pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of May 30, 1995, by and among Barnett, Merger Corporation and Community Bank (the "Merger Agreement").


        As counsel for Barnett, we have examined the Registration Statement and the Merger Agreement, and we are familiar with the proceedings taken by Barnett relating to them. We have also examined the Amended and Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of Barnett, and such Barnett records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.


        Based on the foregoing, it is our opinion that the issuance of the Shares has been duly and validly authorized by Barnett and that the Shares, upon issuance in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and non-assessable.


        We hereby consent to the use of our name in the Registration Statement as counsel for Barnett who will pass upon the legality of the Shares and as having prepared this opinion and to the use of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name as counsel for Barnett and to the references to this firm in the Proxy Statement-Prospectus which constitutes part of the Registration Statement.




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        In giving this consent, we do not thereby admit that we came within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


                                                Very truly yours,





                                                MAHONEY ADAMS & CRISER, P.A.